Exhibit 10.207

FIRST AMENDMENT TO LOAN AGREEMENT

THIS FIRST AMENDMENT TO LOAN AGREEMENT (the “Amendment”), dated as of July 1, 2004, is made by and among SPOTLIGHT HEALTH, INC. (the “Borrower”), PHARMACEUTICAL PRODUCT DEVELOPMENT, INC., (the “Guarantor”) and BANK OF AMERICA, N.A. (the “Bank”).

RECITALS:

A. The Borrower, the Guarantor and the Bank entered into that certain Loan Agreement, dated as of July 1, 2003 (the “Loan Agreement”).

B. The Borrower, the Guarantor and the Bank have agreed to amend the Loan Agreement as set forth herein.

NOW THEREFORE, the parties hereto agree as follows:

1. Section 1.01 of the Loan Agreement is amended by deleting the definition of “Termination Date” and replacing it with the following definition:

“Termination Date” means June 30, 2005, or such later date as to which the Bank may agree in its sole discretion.

2. Except as hereby modified, all the terms and provisions of the Loan Agreement and exhibits thereto remain in full force and effect.

3. The Borrower and the Guarantor acknowledge and agree that there are no defenses, setoffs or counterclaims available to them with respect to the performance of their obligations under the Loan Agreement (including, without limitation, the Guarantor’s obligations under Section 3 of the Loan Agreement).

4. The Borrower and the Guarantor will execute such additional documents as are reasonably requested by the Bank to reflect the terms and conditions of this Amendment and will cause to be delivered such certificates, legal opinions and other documents as are reasonably required by the Bank. In addition, the Borrower and the Guarantor will pay all costs and expenses in connection with the preparation, execution and delivery of the documents executed in connection with this transaction, including, without limitation, the reasonable fees and out-of-pocket expenses of special counsel to the Bank as well as any and all filing and recording fees and stamp and other taxes with respect thereto and to save the Bank harmless from any and all such costs, expenses and liabilities.

5. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart.

6. This Amendment and all other documents executed pursuant to the transactions contemplated herein shall be deemed to be contracts made under, and for all purposes shall be construed in accordance with, the internal laws and judicial decisions of the State of North Carolina. The Borrower and the Guarantor hereby submit to the jurisdiction and venue of the state and federal courts of North Carolina for the purposes of resolving disputes hereunder and thereunder or for purposes of collection.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their fully authorized officers as of the day and year first above written.

BORROWER:	SPOTLIGHT HEALTH, INC., a Delaware corporation

	By:	/s/ T. Spring
	Name:	T. Spring
	Title:	Chief Financial Officer

GUARANTOR:	PHARMACEUTICAL PRODUCT DEVELOPMENT, INC., a North Carolina corporation

	By:	/s/ Fredric N. Eshelman
	Name:	Fredric N. Eshelman
	Title:	Chief Executive Officer

BANK:	BANK OF AMERICA, N.A.

	By:	/s/ J. Thomas Johnson, Jr.
	Name:	J. Thomas Johnson, Jr.
	Title:	Senior Vice President

2